NEWS	Exhibit 99.1

Cathie Koch
Vice President, Corporate Communications
(813) 830-5127

Mike Mohan Elected to the Bloomin’ Brands Board of Directors

Mohan Also Joins Compensation Committee

TAMPA, Fla., October 23, 2017 - The Board of Directors of Bloomin’ Brands, Inc. (Nasdaq: BLMN) elected Mike Mohan as a director of the Company effective October 20, 2017. Mohan will also serve on the Compensation Committee. With this appointment the board is comprised of eight members, six of whom are independent.

“Mike played a key role in reinvigorating the customer experience at Best Buy, and is now focused on helping drive Best Buy’s future growth,” said Liz Smith, Chairman of the Board of Bloomin’ Brands.  “That expertise, coupled with his digital marketing acumen, makes him uniquely suited for our board as we continue to drive sustainable long-term growth.”

Mohan is Senior Executive Vice President and Chief Merchandising and Marketing Officer for Best Buy Co. Inc. where he leads the company’s category management, marketing and supply chain functions. He brings nearly 30 years of retail and management experience, including launching partnerships with leading consumer brands to create the within-store Magnolia and Pacific Kitchen & Home concepts. He has also lead the evolution of Best Buy’s private-label, fitness devices and connected home products.

About Bloomin’ Brands, Inc.
Bloomin’ Brands, Inc. is one of the largest casual dining restaurant companies in the world with a portfolio of leading, differentiated restaurant concepts. The Company has four founder-inspired brands: Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse & Wine Bar. The Company operates approximately 1,500 restaurants in 48 states, Puerto Rico, Guam and 19 countries. For more information, please visit www.bloominbrands.com.

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